Exhibit 10.6

AMENDED AND RESTATED INVESTMENT AGREEMENT

THIS AMENDED AND RESTATED INVESTMENT AGREEMENT, dated May 29, 2015 (this “Agreement”), is entered into by and between Liberty Broadband Corporation, a Delaware corporation (the “Company”), and Quantum Partners LP, a Cayman Islands exempted limited partnership (the “Purchaser”), and amends and restates in its entirety that certain Investment Agreement, dated as of May 24, 2015 (the “Original Investment Agreement”), by and between the Company and the Purchaser.  Certain terms used in this Agreement are used as defined in Section 11.15.

RECITALS

WHEREAS, the parties hereto have entered into the Original Investment Agreement;

WHEREAS, the parties hereto desire to amend and restate the Original Investment Agreement;

WHEREAS, subject to the terms and conditions of this Agreement, Purchaser desires to purchase, and the Company desires to issue and sell to Purchaser, shares of Company Stock, for an aggregate purchase price of Five Hundred Million Dollars ($500,000,000.00) (the “Initial Purchase Price”);

WHEREAS, Charter Communications, Inc., a Delaware corporation (“Charter”), has entered into an Agreement and Plan of Mergers, dated May 23, 2015 (the “Mergers Agreement”), with Time Warner Cable Inc., a Delaware corporation (“Target”), pursuant to which (i) CCH I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Charter (“New Charter”), will be converted into a Delaware corporation in accordance with Section 265 of the General Corporation Law of the State of Delaware and Section 216 of the Limited Liability Company Act of the State of Delaware, (ii) a newly formed merger subsidiary will merge with and into Target (the “First Company Merger”), with Target as the surviving corporation in the First Company Merger, (iii) immediately following the First Company Merger, Target will be merged with and into a newly formed merger subsidiary (the “Second Company Merger”), with such merger subsidiary as the surviving company in the Second Company Merger and (iv) immediately following the consummation of the Second Company Merger, Charter shall be merged with and into a newly formed merger subsidiary and indirect wholly owned subsidiary of New Charter (“Merger Subsidiary”), with Merger Subsidiary surviving as an indirect wholly owned subsidiary of New Charter;

WHEREAS, the Company has entered into an Investment Agreement with Charter and New Charter, dated May 23, 2015 (the “Charter Investment Agreement”), pursuant to which New Charter will issue and sell to the Company, and the Company will purchase, shares of New Charter’s Class A common stock, par value $0.001 per share, for a purchase price set forth in such agreement (the “New Charter Investment”);

WHEREAS, the Company has entered into one or more Other Investment Agreements with certain other equity financing sources providing for the issuance and sale by the Company to such other equity financing sources of shares of Company Stock, with the aggregate purchase price under such agreements (the “Other Investment Agreements Aggregate Purchase Price”) to be utilized for the New Charter Investment; and

WHEREAS, the Board of Directors of the Company or a duly authorized committee thereof has determined that it is in the best interests of the Company and its stockholders to enter into this Agreement and consummate the transactions contemplated hereby.

AGREEMENT

NOW THEREFORE, in consideration of the premises and for the mutual promises contained in this Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF PURCHASED SHARES

SECTION 1.1         Purchase and Sale of the Purchased Shares.

(a)         Upon the terms and subject to the conditions set forth herein, at the Closing, Purchaser shall subscribe for and purchase, and the Company shall issue and sell to Purchaser, the Purchased Shares, free and clear of any Lien (other than any restrictions created by Purchaser, and any restrictions on transfer arising under the Securities Act and state securities Laws).

(b)         The closing of the purchase of the Purchased Shares (the “Closing”) shall take place on the Closing Date after the satisfaction or, subject to applicable Law, waiver of the conditions set forth in Articles V and VI hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction of those conditions), or on such other date as the Purchaser and the Company may mutually agree.  The Closing shall be held at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York 10112, at 9:00 a.m., New York City time, on the Closing Date, or at such place and time as the Purchaser and the Company shall agree.

(c)          Two (2) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement setting forth the wire transfer instructions for delivery of the Purchase Price.

(d)         At the Closing the Company shall (i) issue and deliver to Purchaser (as provided in Section 1.1(e) below) the Purchased Shares, upon payment of the Purchase Price by wire transfer of immediately available funds on the Closing Date and (ii) unless the Company has timely delivered a No-FIRPTA Notice, deliver a certificate of the Company (a “FIRPTA Certificate”), duly executed by an officer of the Company, representing that it is not a United States real property holding corporation, as defined in Internal Revenue Code section 897(c)(2) (“USRPHC”), and it has no plan or intention to become a USRPHC.

(e)          Purchaser’s Purchased Shares shall be delivered by the Company to Purchaser on the Closing Date, against payment of the Purchase Price, in uncertificated form through the Direct Registration System (the “Book-Entry System”) of Computershare Inc., the Company’s transfer agent for the Series C Common Stock (“Computershare”).  The Company shall cause Purchaser to receive on the Closing Date a written confirmation from Computershare of the restricted book position created through the Book-Entry System for the account of Purchaser (a “Restricted Book Position”), setting forth the Purchased Shares issued in the name of Purchaser.

ARTICLE II

PROXY MATERIALS AND STOCKHOLDERS MEETING

SECTION 2.1         Proxy Statement.

(a)         Reasonably promptly after the date hereof, the Company shall prepare and file with the SEC a proxy statement on Schedule 14A for a special meeting of its stockholders (as amended or supplemented, the “Proxy Statement”).  The Company shall include in the Proxy Statement a solicitation relating to the approval, for purposes of Rule 5635(a) of the NASDAQ Stock Market Rules, of the issuance of the shares of Series C Common Stock as contemplated hereby to Purchaser and other equity providers under the Other Investment Agreements (the “Stockholder Approval”).  Prior to filing the Proxy Statement or any amendment or supplement thereto, the Company shall provide Purchaser with reasonable opportunity to review and comment on such proposed filing solely with respect to the Stockholder Approval and any information relating to Purchaser.  If at any time prior to the Closing Date, any information should be discovered by any party hereto that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated by the Company to the stockholders of the Company.

(b)         The Company shall promptly notify Purchaser of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and Purchaser and its counsel shall be given a reasonable opportunity to review and comment on any such amendment or supplements, and any related communications (including any responses to any comments of the SEC) prior to filing such documents or communications with the SEC.  The Company shall supply Purchaser with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement.

(c)          The Company shall mail the Proxy Statement to the holders of its Series A common stock, par value $0.01 per share (the “Series A Common Stock”), and Series B common stock, par value $0.01 per share (the “Series B Common Stock”), and the Series C Common Stock (together with the Series A Common Stock and the Series B Common Stock, the “Common Stock”) as promptly as practicable after the SEC’s review of the Proxy Statement is completed.

SECTION 2.2         Stockholders Meeting.  The Company shall, as promptly as practicable after the SEC’s review of the Proxy Statement is completed, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholders Meeting”).  A proposal relating to the approval, for purposes of Rule 5635(a) of the NASDAQ Stock Market Rules, of the issuance of the shares of Series C Common Stock as contemplated hereby to Purchaser and the equity providers under the Other Investment Agreements shall be presented to the stockholders of the Company at the Stockholders Meeting for approval.  Subject to the fiduciary duties of the Company’s directors under Delaware Law as determined by a majority of such directors after consultation with its outside legal counsel, the Board of Directors of the Company will recommend that the stockholders of the Company’s Series A Common Stock and Series B Common Stock vote at the Stockholders Meeting in favor of such proposal, and the Company will use reasonable best efforts to solicit from such stockholders proxies in favor of such proposal.  It is understood and agreed that if a Vote Failure Event occurs, Purchaser shall, in lieu of acquiring the applicable number of shares of Series C Common Stock under this Agreement, instead acquire shares of Series C Common Stock and/or Preferred Stock on the terms and subject to the conditions contained herein.

SECTION 2.3         Publicity.  This Agreement and the identity of Purchaser and its Affiliates (including the Soros Affiliates) shall be treated as confidential and this Agreement and the identity of Purchaser and its Affiliates (including the Soros Affiliates) shall not be used, circulated, quoted or otherwise referred to in any document except with the prior written consent of Purchaser; provided, that any party hereto or the Company may disclose the existence and terms of this Agreement to its directors, officers, advisors, employees, accountants and other representatives (provided that such party shall ensure that such directors, officers, advisors, employees, accountants and other representatives maintain the confidentiality of such information on terms substantially identical to the terms contained in this Section 2.3). No press release or public announcement concerning this Agreement or the transactions contemplated hereby will be issued (x) by Purchaser or any of its Affiliates, without the prior consent of the Company, or (y) by the Company or any of its Affiliates, except, in each case, as such release, filing or announcement may be required by applicable Law or the rules of, or listing agreement with, any national securities exchange on which the securities of such Person or any of its Affiliates are listed or traded, in which case, the Person required to make the release, filing or announcement will, to the extent practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance.  Notwithstanding the foregoing, the Company acknowledges that the identity of Purchaser and its Affiliates (including the Soros Affiliates) shall not be disclosed in any press release or public announcement issued in connection with the execution of this Agreement, the Other Investment Agreement or the Mergers Agreement, or in any Current Report on Form 8-K filed in connection therewith.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

SECTION 3.1         Representations and Warranties of the Company.  The Company hereby represents and warrants to Purchaser that:

(a)         The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.  The Company has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as presently conducted and to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Purchaser, such agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)         The only vote of the holders of any class or series of capital stock of the Company required to approve the issuance of the shares of Series C Common Stock contemplated hereby is the approval of the Stockholder Approval by a majority of the aggregate voting power represented by the shares of Series A Common Stock and Series B Common Stock present and entitled to vote at the Stockholders Meeting or any adjournment or postponement thereof.  No other approval of the stockholders of the Company is required to consummate any of the transactions contemplated hereby, including any issuance of Preferred Stock if a Vote Failure Event occurs.

(c)          The Purchased Shares will be duly authorized, validly issued, fully paid and non-assessable and will have the terms and conditions and entitle the holders thereof to the rights set forth in this Agreement or in the certificate of incorporation of the Company, as applicable.  The Purchased Shares will not be issued in violation of any preemptive rights or any rights of first offer, first refusal, tag-along rights or other similar rights or restrictions in favor of any other person, and Purchaser will acquire the Purchased Shares free and clear of any Lien (other than any restrictions created by Purchaser, and any restrictions on transfer arising under the Securities Act and state securities Laws).

(d)         The execution and delivery by the Company of this Agreement, the issue and sale of the Purchased Shares and the compliance by the Company with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under any provision of (i) any indenture, mortgage, deed of trust, loan agreement, license, lease, note, debenture, bond or other agreement, arrangement, understanding or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) any provisions of the Restated Certificate of Incorporation of the Company or the Bylaws of the Company or (iii) assuming the accuracy of, and Purchaser’s compliance with, the representations, warranties and agreements of Purchaser herein, any Law or statute or any order, rule or regulation of any Governmental Entity having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, Lien or default that would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially impair or delay the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby, or (y) impair Purchaser’s full rights of ownership to the Purchased Shares; and no notice to, declaration or filing with, review by, or consent, approval, authorization, order, waiver, registration or qualification of or with any such Governmental Entity is required for the issue and sale of the Purchased Shares or the consummation by the Company of the transactions contemplated by this Agreement.

(e)          The forms, reports, statements, schedules and other materials the Company was required to file with the SEC pursuant to the Exchange Act or other federal securities Laws since October 24, 2014 (the “Exchange Act Reports”), when they were filed with the SEC, conformed in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder; and no such documents were filed with the SEC since the SEC’s close of business on the Business Day immediately prior to the date of this Agreement.  The Exchange Act Reports did not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Company has filed all Exchange Act Reports required to be filed by the Company pursuant to the Exchange Act since January 1, 2014.

(f)           None of the information contained in the Proxy Statement will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of any amendments thereof or supplements thereto and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Purchaser or any of its Affiliates expressly for inclusion in the Proxy Statement.  The Proxy Statement will comply as to form in all material respects with the Exchange Act.

(g)          As of the date hereof, there is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Affiliates that questions the validity of this Agreement, the transactions contemplated hereby, the Purchased Shares or any action to be taken by the Company pursuant hereto, which could reasonably be expected to (i) prevent or materially impair or delay the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby, or (ii) impair Purchaser’s full rights of ownership to the Purchased Shares.

(h)         Assuming the accuracy of, and Purchaser’s compliance with, the representations, warranties and agreements of Purchaser herein, no registration under the Securities Act of the offer and sale of the Purchased Shares in accordance with the terms of this Agreement is required.

SECTION 3.2         Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to the Company (as to itself) that:

(a)         Purchaser has been duly organized and is validly existing as an exempted limited partnership in good standing (to the extent such concept exists in the relevant jurisdiction) under the Laws of the jurisdiction of its formation.  Purchaser has all requisite organizational power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized and approved by all necessary organizational action and no other organizational proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof by the Company, such agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)         The execution and delivery by Purchaser of this Agreement and Purchaser’s compliance with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under (i) any indenture, mortgage, deed of trust, loan agreement, license, lease, note, debenture, bond or other agreement, arrangement, understanding or instrument to which it or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or to which any of its or its subsidiaries’ property or assets is subject, (ii) any provisions of Purchaser’s organizational documents or (iii) assuming the accuracy of, and Company’s compliance with, the representations, warranties and agreements of the Company herein, any Law or statute or any order, rule or regulation of any Governmental Entity having jurisdiction over it or any of its subsidiaries or any of their properties, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, Lien or default that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the performance by Purchaser of its obligations under this Agreement or the consummation of the transactions contemplated hereby; and no notice to, declaration or filing with, review by, or consent, approval, authorization, order, waiver, registration or qualification of or with any such Governmental Entity is required for the consummation by Purchaser of the transactions contemplated by this Agreement.

(c)          None of the information supplied in writing by Purchaser or any of its Affiliates expressly for inclusion in the Proxy Statement will at the time of the mailing of the Proxy Statement to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)         Purchaser (i) is an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act), (ii) understands that the offer and sale of the Purchased Shares pursuant to this Agreement is intended to be exempt from the prospectus delivery and registration requirements under the Securities Act and that any transaction advice of a Restricted Book Position (and the related records of Computershare) will bear the legend set forth in Section 4.1 hereof, (iii) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares, (iv) is acquiring the Purchased Shares for its own account, for investment and not with a view to the public for resale or distribution thereof in violation of any federal, state or foreign securities Law, (v) understands that the Purchased Shares will be offered and sold in a transaction exempt from the registration or qualification requirements of the Securities Act and applicable state securities Laws, and that such securities must be held indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and applicable state securities Laws or is exempt from such registration or qualification and (vi) is capable of bearing the economic risk of (A) an investment in the Purchased Shares and (B) a total loss in respect of such investment.

(e)          Purchaser will have on the Closing Date sufficient funds to purchase the Purchased Shares.

ARTICLE IV

RESTRICTIONS ON TRANSFER; COMPLIANCE WITH SECURITIES ACT

SECTION 4.1         Restrictive Legend.  Any transaction advice from Computershare (or any successor transfer agent) with respect to a Restricted Book Position, including as to any securities issued in respect of Purchased Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear a legend or notation in substantially the following form (in addition to any legends or notations required under applicable state securities Laws):

“THE SECURITIES SHOWN ON THIS REPORT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND, UNLESS SO REGISTERED, THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.”

Purchaser consents to the Company giving instructions to its transfer agent which implement the restrictions on transfer established in this Article.

ARTICLE V

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY TO ISSUE THE PURCHASED SHARES

The obligations of the Company to issue the Purchased Shares to Purchaser and consummate the transactions contemplated by Article I of this Agreement on the Closing Date with respect to Purchaser shall be subject to the satisfaction or waiver at the Closing by the Company of the following conditions:

SECTION 5.1         Representations and Warranties; Covenants and Agreements.

(a)         The representations and warranties of Purchaser contained in this Agreement and in any certificate or document executed and delivered by Purchaser pursuant to this Agreement, in each case, without giving effect to any limitation as to materiality set forth herein or therein, shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date, which representations and warranties, without giving effect to any limitation as to materiality set forth herein or therein, shall have been true and correct in all material respects as of such particular date, and the Company shall have received a certificate, dated the Closing Date, signed by Purchaser to such effect.

(b)         Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date and the Company shall have received a certificate, dated the Closing Date, signed by Purchaser to such effect.

SECTION 5.2         Illegality.  There shall not be in effect any Law, statute, rule, regulation or order of any Governmental Entity that prohibits or makes illegal the transactions contemplated by Article I of this Agreement.

SECTION 5.3         Litigation.  There shall be no litigation pending or threatened by any Governmental Entity that seeks to enjoin, restrain or prohibit the consummation of the transactions contemplated by Article I of this Agreement.

SECTION 5.4         Payment for the Purchased Shares.  Purchaser shall have made payment of the Purchase Price for the Purchased Shares, as provided herein.

SECTION 5.5         The Mergers Agreement.  Each condition set forth in Sections 9.01, 9.02 and 9.03 of the Mergers Agreement to the obligations of each of the parties to the Mergers Agreement to effect the transactions contemplated by the Mergers Agreement at the closing thereof has been satisfied or is capable of being satisfied at the closing of the Mergers Agreement and the closing of the transactions contemplated by the Mergers Agreement shall have occurred.

SECTION 5.6         Charter Investment Agreement.  The closing of the transactions contemplated by the Charter Investment Agreement shall have occurred.

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER TO PURCHASE THE PURCHASED SHARES

The obligations of Purchaser to purchase the Purchased Shares from the Company and consummate the transactions contemplated by Article I of this Agreement on the Closing Date shall be subject to the satisfaction or waiver at the Closing by Purchaser of the following conditions:

SECTION 6.1         Representations and Warranties; Covenants and Agreements.

(a)         The representations and warranties of the Company contained in this Agreement and in any certificate or document executed and delivered by the Company pursuant to this Agreement, in each case, without giving effect to any limitation as to materiality set forth herein or therein, shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date, which representations and warranties shall, without giving effect to any limitation as to materiality set forth herein or therein, have been true and correct in all material respects as of such particular date, and Purchaser shall have received a certificate, dated the Closing Date, signed by the Company to such effect.

(b)         The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date and Purchaser shall have received a certificate, dated the Closing Date, signed by the Company to such effect.

SECTION 6.2              No Material Adverse Change.  No event, circumstance, change or effect shall have occurred which has had or would be reasonably expected to have a Material Adverse Effect.

SECTION 6.3              Illegality.  There shall not be in effect any Law, statute, rule, regulation or order of any Governmental Entity that prohibits or makes illegal the transactions contemplated by Article I of this Agreement.

SECTION 6.4              Litigation. There shall be no litigation pending or threatened by any Governmental Entity that seeks to enjoin, restrain or prohibit the consummation of the transactions contemplated by Article I of this Agreement.

SECTION 6.5              Delivery of the Purchased Shares.  The Company shall have delivered or caused to be delivered to Purchaser the Purchased Shares, as provided in Article I of this Agreement.

SECTION 6.6              The Mergers Agreement.  The closing of the transactions contemplated by the Mergers Agreement shall have occurred.

SECTION 6.7              Charter Investment Agreement.  The closing of the transactions contemplated by the Charter Investment Agreement shall have occurred.

ARTICLE VII

TERMINATION

SECTION 7.1              Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)          by mutual written consent of the Company and Purchaser;

(b)         by the Company if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Purchaser set forth in this Agreement shall have occurred that would cause any of the conditions to Closing set forth in Article V not to be satisfied (or capable of being satisfied) at the Closing;

(c)          by Purchaser or the Company if there shall be in effect a final non-appealable order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions between Purchaser and the Company contemplated by Article I hereof; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not non-appealable (and pursue such appeal with reasonable diligence);

(d)         by Purchaser by delivering written notice of such termination within fifteen (15) days following the occurrence of a Modification Event;

(e)          by Purchaser or the Company if the Closing Date shall not have occurred on or before the second anniversary of the Mergers Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing Date has been the primary cause of the failure of the Closing Date to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(f)            by Purchaser upon the enactment or entry of any order (whether preliminary or permanent but not a temporary restraining order) by any federal, state or local court or other Governmental Entity of competent jurisdiction in connection with any litigation, action, suit, hearing or adversarial proceeding (whether civil, criminal or administrative) by the Company or any of its Affiliates against Purchaser or any Related Party (as defined below) thereof relating to this Agreement, the Mergers Agreement, the New Charter Investment or any of the transactions contemplated hereby or thereby; or

(g)         the termination of the Mergers Agreement in accordance with its terms.

SECTION 7.2              Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other parties, the rights and obligations of the parties as to which such termination is effective under this Agreement (to the extent any such rights and obligations remain unsatisfied as of such date) shall become null and void, and the purchase of the Purchased Shares by the Purchaser hereunder shall be abandoned, without further action by Purchaser or the Company.  In the event that this Agreement is terminated as provided herein, then each of the parties as to which such termination is effective shall be relieved of their duties and obligations with respect to the purchase of the Purchased Shares by the Purchaser arising under this Agreement after the date of such termination and such termination shall be without Liability to Purchaser or the Company; provided, however, that nothing in this Section 7.2 shall relieve Purchaser or the Company of any Liability for a breach of this Agreement.

ARTICLE VIII

COVENANTS

SECTION 8.1              Non-Reliance.  Purchaser acknowledges and agrees that: (i) the Company and its Affiliates and their respective directors, officers, employees, partners, members, shareholders and agents (collectively, the “Company Affiliates”) may be, and Purchaser is proceeding on the assumption that the Company Affiliates are, in possession of material, non-public information concerning the Company and its Affiliates (the “Information”), which is not or may not be known to Purchaser; (ii) no Company Affiliate has made, and Purchaser disclaims the existence of or its reliance on, any representation by a Company Affiliate concerning the Company or the transactions contemplated hereby (except for the representations and warranties set forth in this Agreement); (iii) except for the representations and warranties set forth in this Agreement, Purchaser is not relying on any disclosure or non-disclosure of the Information made or not made, or the completeness thereof, in connection with or arising out of the transactions contemplated hereby, and therefore has no claims against any Company Affiliate with respect thereto; (iv) if any such claim may exist, Purchaser, recognizing its disclaimer of reliance and the Company’s reliance on such disclaimer as a condition to entering into this Agreement and the transactions contemplated hereby, covenants and agrees not to assert it against any Company Affiliate; and (v) the Company shall have no Liability, and Purchaser waives and releases any such claim that it might have against any Company Affiliate, whether under applicable securities Law or otherwise, based on a Company Affiliate’s knowledge, possession or non-disclosure to Purchaser of the Information.

SECTION 8.2              Reasonable Best Efforts.  Each party hereto shall cooperate with the other parties and use its respective reasonable best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions and perform the covenants contemplated by this Agreement.

SECTION 8.3              Other Rights.  The Company agrees that in the event the Company enters into any Other Investment Agreement, the economic and other material terms of such agreement, taken as a whole, shall be the same as, or less favorable to, the equity financing source party to the Other Investment Agreement, compared to the economic and other material terms, taken as a whole, granted to Purchaser pursuant to this Agreement.

SECTION 8.4              Use of Proceeds.  The Company shall use the proceeds of the Purchase Price for the New Charter Investment.

SECTION 8.5              Commitment Reduction Election.(a)                 The Company shall provide notice promptly to Purchaser of its determination to effect a Commitment Reduction Election, but in no event later than the ninetieth (90th) day prior to the Company’s good faith estimate of the Closing Date.

(b)         If the Company elects to effect a Commitment Reduction Election, Purchaser’s Initial Purchase Price shall be reduced by an amount equal to the product obtained by multiplying (x) the Commitment Reduction Amount by (y) a fraction with (i) the numerator equal to the Initial Purchase Price and (ii) the denominator equal to the Initial Commitment Amount (such Initial Purchase Price, as reduced pursuant to this Section 8.5, the “Purchase Price”).

(c)          If the Company does not elect to effect a Commitment Reduction Election, the Initial Purchase Price shall be the “Purchase Price”.

SECTION 8.6              FIRPTA Representation.  At least fifteen (15) Business Days prior to the Closing Date, the Company will give notice to the Purchaser if the Company will not be able to deliver the FIRPTA Certificate at Closing (the “No-FIRPTA Notice”).  If the Company gives the Purchaser a No-FIRPTA Notice, the Purchaser may elect, by written notice to the Company at least five (5) Business Days prior to the Closing Date, to reduce the number of Purchased Shares acquired at the Closing to the largest number of Purchased Shares that will result in no portion of the Purchased Shares being treated as a “United States real property interest” within the meaning of Internal Revenue Code section 897(c) and the Treasury regulations promulgated thereunder on the date of the Closing, and the Purchase Price shall be correspondingly reduced.

SECTION 8.7              Modification Event.  Promptly following the occurrence of a Modification Event, the Company shall provide written notice thereof to Purchaser.

ARTICLE IX

REGISTRATION RIGHTS

SECTION 9.1              Registration Rights. As a material condition to Purchaser entering into this Agreement, the Company has agreed to grant to Purchaser certain registration rights with respect to the shares of Series C Common Stock.  On the Closing Date, Purchaser and the Company shall enter into a registration rights agreement to provide Purchaser with the registration rights set forth on Schedule I hereto and with such other customary terms and conditions that are reasonably acceptable to the Company and Purchaser.

ARTICLE X

INDEMNIFICATION

SECTION 10.1        Indemnification.  The Company agrees to indemnify and hold harmless Purchaser and each of its members, directors, limited and general partners, managers, officers, employees and controlling persons, and each of their respective successors and assigns (including, for the avoidance of doubt, the Soros Affiliates) (collectively, the “Indemnified Persons” and each individually, an “Indemnified Person”) from and against any and all losses, claims, damages, demands and liabilities, joint or several, or actions or proceedings in respect thereof, brought by or against any person (collectively, “Losses”), relating to or arising out of any pending or threatened Action brought by or on behalf of the shareholders of the Target, the Company or Charter (each such Action, a “Shareholder Action”).  Except as provided in Section 10.2 below, the Company agrees to reimburse each Indemnified Person promptly upon request for all reasonable and documented costs and expenses (including reasonable and documented fees, disbursements and other charges of legal counsel) as they are incurred in connection with investigating, preparing for, defending (including, with the Company’s prior consent, counterclaims and impleading third parties) against or providing evidence in, any pending or threatened Shareholder Action (whether or not the Purchaser or any other Indemnified Person is a named party or witness, and whether or not any liability to any person results therefrom), including in connection with enforcing the terms hereof.

SECTION 10.2        Limitations.  Notwithstanding the foregoing, the Company shall have no obligation to indemnify, hold harmless or promptly reimburse any Indemnified Person under this Agreement or other obligation to any Indemnified Person in respect of any Losses to the extent that such Losses are finally judicially determined to have resulted from the material breach of this Agreement of or by any Indemnified Person.  In the event that it is determined that an Indemnified Person materially breached this Agreement, such Indemnified Person shall be obligated to reimburse the Company for any amounts previously paid by the Company or on behalf of such Indemnified Person.  In case any proceeding shall be instituted in respect of which an Indemnified Person may seek indemnification, such Indemnified Person shall promptly notify the Company in writing, but the failure to so notify the Company will not relieve it from any Liability which it may have hereunder or otherwise, except to the extent such failure materially prejudices the Company’s rights with respect to such proceeding.

SECTION 10.3        Defense of Third-Party Claims

(a)          Subject to the provisions hereof, the Company on behalf of the Indemnified Party shall have the right, by providing written notice to the Indemnified Party, to elect to defend and control the defense of any litigation that is instituted or claim or demand that is asserted by any third party in respect of which indemnification may be sought under this Article 10 (a “Third Party Claim”), the costs and expenses incurred by the Company in connection with such defense (including attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be paid by the Company.  If the Company does not assume the defense of any such Third-Party Claim, the Indemnified Party may defend, or assume control of the defense of, any Third-Party Claim against the Company.  The Indemnified Party (unless itself controlling the Third-Party Claim in accordance with this Section 10.3(a)) may participate, through counsel of its own choice and, except as provided herein, at its own expense, in the defense of any Third-Party Claim.

(b)         Any party controlling the defense of any Third-Party Claim pursuant hereto shall: (i) conduct the defense of such Third-Party Claim with reasonable diligence and keep the other parties reasonably informed of material developments in the Third-Party Claim at all stages thereof; (ii) as promptly as reasonably practicable, submit to the other parties copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith; (iii) permit the other parties and their counsel to confer on the conduct of the defense thereof; and (iv) permit the other parties and their counsel an opportunity to review all legal papers to be submitted prior to their submission; provided, however, that, notwithstanding anything to the contrary in this Agreement, no party shall be required to disclose any information to the other party or its counsel, accountants or representatives, if doing so would be reasonably expected to violate any Law to which such person is subject or could jeopardize (in the reasonable discretion of the disclosing party) any attorney-client privilege available with respect to such information.

SECTION 10.4        Settlement of Claims.  The Company agrees that it will not, without the Purchaser’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit, investigation or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Purchaser or any other Indemnified Person is an actual or potential party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all liability arising out of such action, claim, suit, investigation or proceeding and does not impose any monetary or financial obligation on any Indemnified Person or contain any admission of culpability or liability on the part of any Indemnified Person.  The Company shall not be required to indemnify the Purchaser for any amount paid or payable by the Purchaser in the settlement of any action, proceeding or investigation entered into without the prior written consent of the Company.  No Indemnified Person seeking indemnification, reimbursement or contribution under this Agreement will, without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to herein.

SECTION 10.5                    Contribution.  If the foregoing indemnification provided for herein is determined to be unavailable to an Indemnified Person for any reason (other than as specified in Section 10.2 or is insufficient to hold it harmless in respect of any Losses referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses (and expenses related thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and to the Purchaser, on the other hand, with respect to this Agreement or (ii) if the allocation provided by clause (i) of this paragraph is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of each of the Company and the Purchaser and any other relevant and equitable considerations.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1        Survival.  The representations and warranties of the parties contained in this Agreement shall survive the Closing.  All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled.

SECTION 11.2        Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (A) when delivered in person, (B) upon transmission when sent by facsimile transmission with written confirmation of receipt, (C) upon transmission by electronic mail (but only if followed by transmittal of a copy thereof by (x) national overnight courier or (y) hand delivery with receipt, in each case, for delivery by the second (2nd) Business Day following such electronic mail), (D) on receipt after dispatch by registered or certified mail, postage prepaid and addressed, or (E) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to the Company:

Liberty Broadband Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention:                                         Richard N. Baer
Facsimile:

E-mail:

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY  10112
Attention:                                         Frederick McGrath

Renee L. Wilm
Facsimile:                                            (212) 259-2500

E-mail:                                                             frederick.mcgrath@bakerbotts.com

renee.wilm@bakerbotts.com

If to Purchaser, to the address set forth on Schedule III hereto,

with a copy to:

Soros Fund Management LLC

888 Seventh Avenue

New York, New York 10106

Attention:                               Jay A. Schoenfarber, Esq.

Telephone:

Telecopier:

Email:

with an additional copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:                   Serge Benchetrit, Esq.

Adam M. Turteltaub, Esq.

Facsimile:

Email:

SECTION 11.3        Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

SECTION 11.4        Jurisdiction and Venue.  The parties hereto hereby irrevocably submit to the jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. The parties hereto hereby consent to and grant the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware, jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND ACKNOWLEDGMENTS IN THIS SECTION 11.4.

SECTION 11.5        Entire Agreement.  This Agreement, together with the confidentiality agreement, dated as of May 18, 2015, by and between Soros Fund Management, LLC and the Company, constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, in each case, with respect to the subject matter hereof.

SECTION 11.6        Assignment.  This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and assigns.  Except as provided below, Purchaser shall not assign this Agreement, or any rights or obligations hereunder, without the prior written consent of the Company, and the Company shall not assign this Agreement, or any rights or obligations hereunder, without the prior written consent of the Purchaser.  The Purchaser shall be permitted, without the consent of Company to, assign its rights hereunder to (i) any of Soros Fund Management LLC (“SFM”), George Soros or any member of George Soros’ family or affiliate of the foregoing, (ii) any person or entity that is managed (x) by SFM, or (y) by any person or entity that is an affiliate of SFM or (iii) any person or entity that is a charitable organization established by George Soros or any of the members of George Soros’ family (each person or entity referred to in clauses (i) through (iii), a “Soros Affiliate”); provided, that no such assignment shall prevent or materially impair or delay the consummation of the transactions contemplated hereby.  No assignment permitted pursuant to this Section 11.6 shall relieve Purchaser of its obligations hereunder except to the extent such obligations are actually fulfilled by such Soros Affiliate.

SECTION 11.7        Counterparts and Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile or electronic mail transmission.

SECTION 11.8        Amendments and Waivers.

(a)          No failure or delay on the part of the Company or Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(b)         The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless consented to in writing by the party against whom it shall be enforced.

SECTION 11.9        Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 11.10  No Third-Party Beneficiaries.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto; provided, that the Related Parties are express third-party beneficiaries of this Agreement with respect to the provisions in which they are referenced and entitled to enforce each of the provisions hereof.

SECTION 11.11  Fees and Expenses.  All fees and expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the party or parties, as applicable, incurring such expenses.

SECTION 11.12  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be completed as originally contemplated to the fullest extent possible.

SECTION 11.13  Adjustments.  Without limiting the other provisions of this Agreement, if at any time after the date of the Original Investment Agreement and prior to the Closing, the Company pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of the Company’s Series A Common Stock, Series B Common Stock or Series C Common Stock (or undertakes any similar act), then the Price Per Share will be appropriately adjusted to provide to the Purchaser the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted will, from and after the date of such event, be the Price Per Share, subject to further adjustment in accordance with this provision.

SECTION 11.14                                                  Equitable Remedies; Limited Recourse.

(a)                                  Neither rescission, set-off nor reformation of this Agreement shall be available as a remedy to any of the parties hereto.  The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled, and each party hereby consents, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms hereof, without bonds or other security being required, in addition to any other remedies at Law or in equity.  In the event that a party institutes any suit or action under this Agreement, including for specific performance or injunctive relief pursuant to this Section 11.14, the prevailing party in such proceeding shall be entitled to receive the costs incurred thereby in conducting the suit or action, including reasonable attorneys’ fees and expenses.

(b)                                 Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith, no person (other than the Company and Purchaser and their permitted assigns (if any), to the extent provided in, and subject to the limitations of, this Agreement) shall have any obligation hereunder and, notwithstanding that the Purchaser or any of its permitted assigns may be a corporation, partnership or limited liability company, no person shall have any rights of recovery against, or recourse hereunder or in respect of any oral representations made or alleged to be made in connection herewith, against, any former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, financing sources, assignees, successors or predecessors or attorneys or other representatives of Purchaser, or any of its successors or assigns, or any former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, financing sources, assignees, successors or predecessors or attorneys or other representatives or successors or assigns of any of the foregoing (each, a “Related Party” and together, the “Related

Parties”), in each case, other than, for the avoidance of doubt, solely against Purchaser, to the extent provided in, and subject to the limitations contained in, this Agreement (collectively, the “Available Remedies”), whether by or through attempted piercing of the corporate veil, by or through any claim against any Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party for any obligations of the Purchaser under this Agreement or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation (in each case, for the avoidance of doubt, other than in respect of the Available Remedies solely against Purchaser). Under no circumstances shall Purchaser (or any of its Related Parties or assignees) be liable hereunder for any special, incidental, consequential, indirect or punitive damages to any person, including the Company, the Company’s equityholders or any of their respective Affiliates in respect of this Agreement.

SECTION 11.15       Certain Definitions.  As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Action” means any action, suit, claim, arbitration, proceeding, litigation, inquiry, hearing, investigation or adversarial proceeding, by or before any Governmental Entity.

“Affiliate” means any Person that Controls, is Controlled by or is under common Control with the Person specified.  For purposes of this definition, (i) the Company shall not be deemed to be an Affiliate of Purchaser or any of its Affiliates, and none of Purchaser or any of its Affiliates shall be deemed to be an Affiliate of the Company and (ii) the Company shall be deemed to be an Affiliate of Charter.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Available Remedies” has the meaning set forth in Section 11.14(b) of this Agreement.

“Book-Entry System” has the meaning set forth in Section 1.1(e) of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by Law or executive order to close.

“Charter” has the meaning set forth in the recitals to this Agreement.

“Charter Investment Agreement” has the meaning set forth in the recitals to this Agreement.

“Closing” has the meaning set forth in Section 1.1(b) of this Agreement.

“Closing Date” means the date of closing of the transactions contemplated by the Mergers Agreement.

“Commitment Reduction Amount” means, following a Commitment Reduction Election by the Company, such amount as determined by the Company, in its sole discretion, which shall not exceed 25% of the Initial Commitment Amount, and which shall be applied pro rata across Purchaser and all providers of equity financing in the Other Investment Agreements.

“Commitment Reduction Election” means the delivery by the Company of a notice to the Purchaser that the Company has determined in its sole discretion to obtain a portion of the financing it needs to complete the New Charter Investment through the incurrence of indebtedness and other financing sources not related to the equity of the Company and indicating that the Board of Directors of the Company has determined in its reasonable judgment that such indebtedness or financing alternatives, after giving effect to the Commitment Reduction Election provide the Company with a superior alternative for the Company to the transactions contemplated hereby without giving effect to the Commitment Reduction Election.

“Common Stock” has the meaning set forth in Section 2.1(c) of this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Affiliates” has the meaning set forth in Section 8.1 of this Agreement

“Company Stock” means shares of Series C Common Stock and, if a Vote Failure Event occurs, shares of Preferred Stock.

“Computershare” has the meaning set forth in Section 1.1(e) of this Agreement.

“Control” means the power, directly or indirectly, to direct the management and policies of a Person, whether by ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (as in effect on the date of this Agreement).

“Exchange Act Reports” has the meaning set forth in Section 3.1(e) of this Agreement.

“FIRPTA Certificate” has the meaning set forth in Section 1.1(d) of this Agreement.

“First Company Merger” has the meaning set forth in the recitals to this Agreement.

“Governmental Entity” means any United States or foreign (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including, without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, self-regulatory, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including, without limitation, any arbitral tribunal.

“Indemnified Person” has the meaning set forth in Section 10.1 of this Agreement.

“Information” has the meaning set forth in Section 8.1 of this Agreement.

“Initial Commitment Amount” means the sum of (x) the Initial Purchase Price and (y) the Other Investment Agreements Aggregate Purchase Price.

“Initial Purchase Price” has the meaning set forth in the recitals to this Agreement.

“Law” means rule, regulation, statutes, orders, ordinance, guideline, code, or other legally enforceable requirement, including but not limited to common law, state, local and federal laws or securities laws and laws of foreign jurisdictions.

“Liability” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Lien” means any and all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances whatsoever.

“Losses” has the meaning set forth in Section 10.1 of this Agreement.

“Material Adverse Effect” means any event, circumstance, change or effect, individually or in the aggregate, that (i) has a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement or (ii) is materially adverse to the business, condition (financial or otherwise), operations, assets or results of operations of the Company and its subsidiaries, taken as a whole, except any such event, circumstance, change or effect, to the extent resulting from:

(a)         changes in the financial or securities markets or general economic or political conditions in the United States or any other market in which the Company and its Affiliates operate that affect the industries in which the Company and its Affiliates conduct their business (including changes in interest rates or the availability of credit financing, changes in exchange rates and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter-market operating in the United States or any other market in which the Company or its Affiliates operate) except to the extent that such changes materially and disproportionately have a greater adverse impact on the Company and its subsidiaries, taken as a whole, as compared to the adverse impact such changes have on the Company’s competitors, but taking into account for purposes of determining whether a Material Adverse Effect has occurred only the materially disproportionate portion of the adverse impact,

(b)         changes in national or international political conditions, including any engagement in hostilities or the occurrence of any acts of war, sabotage or terrorism or natural disasters in the United States occurring after the date of this Agreement except to the extent that such changes materially and disproportionately have a greater adverse impact on the Company and its subsidiaries, taken as a whole, as compared to the adverse impact such changes have on the Company’s competitors, but taking into account for purposes of determining whether a Material Adverse Effect has occurred only the materially disproportionate portion of the adverse impact,

(c)          the announcement of, or entry into, this Agreement, the Mergers Agreement or the consummation of the transactions contemplated hereby or thereby,

(d)         any failure by the Company and its Affiliates to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect) or

(e)          a change in the trading prices or volume of the Common Stock (it being understood that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect).

“Merger Subsidiary” has the meaning set forth in the recitals to this Agreement.

“Mergers Agreement” has the meaning set forth in the recitals to this Agreement.

“Modification Event” means a valid delivery by the Company of prior written consent to Charter pursuant to Section 4.6 of the Charter Investment Agreement that permits Charter to take the actions described in such Section 4.6.

“New Charter” has the meaning set forth in the recitals to this Agreement.

“New Charter Investment” has the meaning set forth in the recitals to this Agreement.

“No-FIRPTA Notice” has the meaning set forth in Section 8.6 of this Agreement.

“Other Investment Agreement” means any binding agreement, understanding or arrangement entered into on or about the date of the Original Investment Agreement with any other equity financing source providing for the acquisition of Company Stock (in each case, as amended and restated on or about the date of this Agreement).

“Other Investment Agreements Aggregate Purchase Price” has the meaning set forth in the recitals to this Agreement.

“Original Investment Agreement” has the meaning set forth in the preamble to this Agreement.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, business trust, joint stock company, trust, unincorporated organization or other entity or government or agency or political subdivision thereof.

“Preferred Stock” means the Series A Non-Convertible Redeemable Preferred Stock, par value $.01 per share, of the Company (a summary of the material terms of which are set forth on Schedule II hereto and which other terms shall be reasonably acceptable to the Purchaser).

“Price Per Share” means $56.23.

“Proxy Statement” has the meaning set forth in Section 2.1(a) of this Agreement.

“Purchase Price” has the meaning set forth in Section 8.5(b) and (c) of this Agreement.

“Purchased Shares” means a whole number of duly authorized, validly issued, fully paid and non-assessable shares of Company Stock equal to the quotient of the Purchase Price divided by the Price Per Share; provided, that, if a Vote Failure Event has occurred, the Purchased Shares shall be comprised of a number of shares of Company Stock determined as follows: (i) the product obtained by multiplying (A) a whole number of shares of Series C Common Stock equal to 19.9% of the total number of outstanding shares of Common Stock as of five (5) Business Days prior to the Closing Date, rounded down to the nearest whole share by (B) a fraction, with (x) the numerator equal to the Purchase Price and (y) a denominator equal to the sum of (1) the Purchase Price and (2) the total aggregate purchase price agreed to be paid by all providers of financing under the Other Investment Agreements (taking into account reductions in connection with a Commitment Reduction Election) and (ii) a whole number of shares of Preferred Stock equal to the difference between the total number of Purchased Shares and the number of shares of Series C Common Stock determined pursuant to clause (i).  For the avoidance of doubt, Purchaser’s Purchased Shares shall be comprised of the same ratio of Series C Common Stock to Preferred Stock as each other provider of equity under the Other Investment Agreements.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Registrable Securities” means the Purchased Shares consisting of shares of Class C Common Stock delivered to Purchaser pursuant to this Agreement (as adjusted for stock splits, combinations, recapitalizations, exchange or readjustment of shares after the date hereof), provided that any such shares will not be Registrable Securities when they are sold pursuant to a Registration Statement.

“Registration Statement” means a registration statement on an appropriate form under the Securities Act, covering the resale of the Registrable Securities by the Purchaser in open market and other transactions.

“Related Party” has the meaning set forth in Section 11.14 of this Agreement.

“Restricted Book Position” has the meaning set forth in Section 1.1(e) of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Company Merger” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Series A Common Stock” has the meaning set forth in Section 2.1(c) of this Agreement.

“Series B Common Stock” has the meaning set forth in Section 2.1(c) of this Agreement.

“Series C Common Stock” means shares of the Company’s Series C common stock, par value $.01 per share.

“SFM” has the meaning set forth in Section 11.6 of this Agreement.

“Shareholder Action” has the meaning set forth in Section 10.1 of this Agreement.

“Soros Affiliate” has the meaning set forth in Section 11.6 of this Agreement.

“Stockholder Approval” has the meaning set forth in Section 2.1(a) of this Agreement.

“Stockholders Meeting” has the meaning set forth in Section 2.2(a) of this Agreement.

“Target” has the meaning set forth in the recitals to this Agreement.

“Termination Date” has the meaning set forth in Section 7.1(e) of this Agreement.

“Third-Party Claim” has the meaning set forth in Section 10.3 of this Agreement.

“USRPHC” has the meaning set forth in Section 1.1(d) of this Agreement.

“Vote Failure Event” means (i) the proposal relating to the approval, for purposes of Rule 5635(a) of the NASDAQ Stock Market Rules, of the issuance of shares of Series C Common Stock as contemplated hereby to Purchaser and the other providers of equity under the Other Investment Agreements failing to receive the approval of a majority of the aggregate voting power represented by the shares of Series A Common Stock and Series B Common Stock present and entitled to vote at the Stockholders Meeting or any adjournment or postponement thereof, or (ii) the failure of such proposal to be presented for vote at a Stockholders Meeting on or before the twentieth (20th) Business Day prior to the consummation of the Mergers, solely by reason of legal or injunctive action taken by a court of competent jurisdiction.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

LIBERTY BROADBAND CORPORATION

By:	/s/ Craig Troyer
Name: Craig Troyer
Title: Vice President

[Amended and Restated Investment Agreement]

QUANTUM PARTNERS LP

By:	QP GP LLC, its General Partner

By:	/s/ Jay A. Schoenfarber
Name: Jay A. Schoenfarber
Title: Attorney-in-Fact

[Amended and Restated Investment Agreement]

List of Omitted Exhibits and Schedules

The following schedules to the Amended and Restated Investment Agreement, dated May 28, 2015, by and between Liberty Broadband Corporation and Quantum Partners LP have not been provided herein:

Schedules

Schedule I	—	Registration Rights

Schedule II	—	Term Sheet for Series A Non-Convertible Redeemable Senior Preferred Stock

Schedule III	—	Certain Notices

The registrant hereby undertakes to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.